EXHIBIT 2.03.13

AMENDMENT NO. 4 TO ASSET PURCHASE AGREEMENT BETWEEN
ADELPHIA COMMUNICATIONS CORPORATION AND
COMCAST CORPORATION

This Amendment No. 4, dated July 31, 2006 (this “Amendment”), amends the Asset Purchase Agreement, between Adelphia Communications Corporation (“Seller”) and Comcast Corporation (“Buyer”), dated as of April 20, 2005, as amended by Amendment No. 1, dated June 24, 2005 , Amendment No. 2, dated June 21, 2006, Amendment No. 3, dated June 26, 2006 and as otherwise amended to date (as so amended, the “Comcast Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Comcast Purchase Agreement.

WHEREAS, the parties hereto desire to amend the Comcast Purchase Agreement pursuant to Section 9.2 thereof to clarify certain provisions contained therein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Exhibit B to Amendment No. 3, dated June 26, 2006, shall be amended by deleting in its entirety the entry for “Bedford, County of, VA”.

2.             Exhibit B to Amendment No. 3, dated June 26, 2006, shall be amended by changing the Transferred Joint Venture Entity Assignee designated to acquire the Transferred Assets and to assume the Assumed Liabilities Primarily Related to the geographic areas of (i) “Derry, Township of (Westmoreland Co. – Blairsville), PA” and (ii) “Ligonier, Township of, PA”, in each case, from “Parnassos, LP” to “Century-TCI California, LP”.

3.             The clause (iv) of definition of “Affiliate” in Section 1.1 of the Comcast Purchase Agreement shall be amended and restated in its entirety to read as follows

“ (iv) each Transferred Joint Venture Entity shall be deemed to be an Affiliate of Seller (and not an Affiliate of Buyer) until the transfer of the JV Interests to Buyer at Closing is completed and an Affiliate of Buyer (and not an Affiliate of Seller) after the transfer of the JV Interests to Buyer at Closing is completed”.

4.             The definition of “LIBOR” in Section 1.1 of the Comcast Purchase Agreement shall be amended and restated in its entirety to read as follows:

““LIBOR” means 5.543%.”

5.             Section 3.9 of the Comcast Purchase Agreement is hereby amended by inserting new subsection (j) as follows:

“(j)    (a)  The U.S. federal income tax returns for the taxable years ended December 31, 2005 for each of Century, Parnassos and Western, in the form provided to Buyer’s counsel on July 19, 2006, were filed with the IRS Center located in Ogden, Utah on July 18, 2006, and each such U.S. federal income tax return included a statement to the effect that such entity is making a Section 754 Election and (b) prior to the Closing Date, Seller has received an electronic copy of an  opinion of Sullivan & Cromwell, LLP, dated July 19, 2006  (with the original forthcoming) and in the form provided to Buyer’s counsel on July 19, 2006, to the effect that each such Section 754 Election was validly filed and effective for U.S. federal income tax purposes as of the Closing Date.”

6.             Section 5.4(f) of the Comcast Purchase Agreement shall be amended by deleting it in its entirety and replacing it as set forth below:

“(i)          Seller shall not take any action or permit any of its Affiliates (including a Transferred Joint Venture Parent) to take any action that would cause a Section 754 Election of any Transferred Joint Venture Entity to become void or invalid.

(ii)           If Seller or any of its Affiliates reports any Subsidiary of a Transferred Joint Venture Parent as a partnership for U.S. federal income tax purposes, Seller agrees to use commercially reasonable efforts to cause such Subsidiary to make a valid Section 754 Election (or comparable election, if provided for under state or local law) for a taxable year ending on or prior to the Closing Date.

(iii)          Seller agrees to use commercially reasonable efforts to cause each Transferred Joint Venture Entity to make elections for state or local tax purposes that, if provided for under state or local law, are elections corresponding to a Section 754 Election, for a taxable year ending on or before the Closing.

(iv)          Seller hereby agrees to use commercially reasonable efforts to file the U.S. federal income Tax Returns of each of the Transferred Joint Venture Entities for the period that ends on the Closing Date no later than March 31, 2007.

(v)           Seller hereby agrees that when Seller files the U.S. federal income Tax Returns of the Transferred Joint Venture Entities for the period that ends on the Closing Date, Seller will include, on a protective basis, the statement described in Treasury Regulations Section 1.754-1(b) under which the Transferred Joint Venture Entities make Section 754 Elections.

(vi)          If, by March 31, 2007, Seller has not completed the filings described in the preceding two paragraphs with respect to the income Tax Returns of the Transferred Joint Venture Entities, notwithstanding Section 5.4(b)(i), Buyer shall then control the return preparation and filing process with respect to any such income tax returns of the Transferred Joint Venture Entities for the period that ends on the Closing Date (including with respect to any tax elections or corrective action provided under applicable Treasury Regulations related thereto) and Seller shall reasonably cooperate with any reasonable requests for assistance in that regard provided that any out of pocket costs incurred by Seller in respect of such assistance that are more than de minimis shall be promptly, but in no event more than 5 Business Days following Seller notifying Buyer of such costs, reimbursed by Buyer.”

7.             The proviso to Section 2.7 of the Comcast Purchase Agreement shall be amended by deleting the phrase “33% of the Escrow Amount deposited at the Closing” and substituting in its place the phrase “33% of the sum of (X) the Escrow Amount deposited at the Closing plus (Y) any deposit in the Escrow Account pursuant to Section 2.8(f) plus (Z) interest on the cash portion of such amounts at LIBOR calculated on an actual over 365-day basis from the date of such deposits”.

8.             Section 7.2(c) of the Comcast Purchase Agreement shall be amended by inserting the phrase “(excluding any Escrow Earnings (as defined in the Escrow Agreement))” immediately after the phrase “and with respect to each Specified Business, only up to an aggregate amount”.

9.             The word “material” shall be deleted from the proviso to the first sentence in Section 7.4(a) of the Comcast Purchase Agreement.

10.           Section 6.2(j) of the Comcast Purchase Agreement is deleted in its entirety and replaced with the following:

“(j)          Intentionally Omitted.”

11.           Sections 2.8(f) and 7.5 of the Comcast Purchase Agreement shall be amended by replacing each occurrence of the phrase “a 365-day basis” with the phrase “an actual over 365-day basis”.

12.           The words “that are designed by” in Section 9.3(b) of the Comcast Purchase Agreement shall be replaced with the words “that are designated by”.

13.           The words “the final proviso to” in Section 9.3(c)(i) of the Comcast Purchase Agreement shall be replaced with the words “the penultimate proviso to”.

14.           The words “Class A membership interest”, solely in respect of the disclosure relating to Adlink Cable Advertising, LLC in Schedules 1.1(s)(ii) and 3.2(g) of the Seller Disclosure Schedule, shall be deemed to be replaced, as of the date of the

Comcast Purchase Agreement, with the words “Class A membership interest held by Century-TCI California Communications, L.P.”

15.           Schedules 2.4(j) and 3.2(h)  the Seller Disclosure Schedule shall be amended by inserting the following disclosure, which shall be deemed to have been included in the Seller Disclosure Schedule (in the case of Schedule 2.4(j) as item 27 and in the case of Schedule 3.2(h) as item 23) as of the date of the Comcast Purchase Agreement:

Adlink Cable Advertising, LLC	Class A membership interests held by ACC Operations, Inc. and Desert Hot Springs Cablevision, Inc.

16.           Schedule 2.4(j) of the Seller Disclosure Letter shall be amended by

(a)           renumbering item 4 as item 4(a), and

(b)           inserting the disclosure “All performance bonds, surety bonds, letters of credit and similar instruments of Seller or any of its Affiliates” as a new item 4(b), which shall be deemed to have been included in the Seller Disclosure Schedule as of the date of the Comcast Purchase Agreement.

17.           Except as specifically amended by this Amendment, the Comcast Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.  This Amendment shall be construed as one with the Comcast Purchase Agreement, and the Comcast Purchase Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

18.           This Amendment shall be governed by and construed in accordance with the Comcast Purchase Agreement.

19.           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

		By:	/s/ Vanessa Wittman
			Name:	Vanessa Wittman
			Title:	Executive Vice President and Chief Financial Officer

COMCAST CORPORATION

		By:	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President

Acknowledged and Approved:

TIME WARNER NY CABLE LLC

By:	/s/ David E. O’Hayre
Name: David E. O’Hayre
Title: Executive Vice President, Investments